DLH Reports Fiscal 2021 Third Quarter Results
Revenue of $61.6 Million; Operating Margins Hit 8.0%
Year-to-Date Operating Cash Flow of $15.4 Million
Atlanta, Georgia – August 4, 2021 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal third quarter ended June 30, 2021.

Highlights
•Third quarter revenue increased to $61.6 million in fiscal 2021 from $51.5 million in fiscal 2020, reflecting the acquisition of Irving Burton Associates (“IBA”) and organic program growth
•Operating margins rose to 8.0% in the current year third quarter from 7.4% in the prior-year period
•Earnings were $2.9 million, or $0.21 per diluted share, for the fiscal 2021 third quarter versus $2.1 million, or $0.16 per diluted share, for the third quarter of fiscal 2020
•The Company generated $15.4 million in operating cash through June 30, 2021, including $9.3 million in the fiscal third quarter, versus $10.7 million in the comparable prior-year nine-month period
•The April 2021 contract award of the Consolidated Mail Outpatient Pharmacy ("CMOP") logistics recompete with U.S. Department of Veterans Affairs ("VA") was protested, and subsequently cancelled, in accordance with applicable requirements to address elements of the procurement process. As the review continues, the Company's existing contract was extended through November 2021 and may be extended further.
•Contract backlog was $566.2 million as of June 30, 2021

Management Discussion
“Fiscal 2021 continues to be one of achievement for DLH, as we once again grew the top line, increased margins, and improved overall operating performance in the third quarter,” said DLH President and Chief Executive Officer Zach Parker. “Revenue rose to $61.6 million and operating margins expanded to 8.0%, reflecting strong demand for our technology-enabled solutions across the core federal agencies we serve. At the same time, we generated $9.3 million of cash from operations in the quarter, allowing us to further pay down debt and de-lever the balance sheet. Our backlog remains robust, even as we await resolution on the previously-announced CMOP logistics recompete, for which we expect a favorable outcome. Overall, we anticipate ending fiscal 2021 with strong results against all key metrics, positioning us well for fiscal 2022 against a backdrop of increased healthcare spending, a focus on digitization and cloud computing, and enduring support for Veterans Affairs."

Results for the Three Months Ended June 30, 2021
Revenue for the third quarter of fiscal 2021 was $61.6 million versus $51.5 million in the prior-year period. The increase was due principally to the Company’s IBA acquisition, completed September 30, 2020, which added approximately $7.3 million in revenue, and increased work across other DLH programs.

Income from operations was $4.9 million for the quarter versus $3.8 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 8.0% in fiscal 2021 versus 7.4% in fiscal 2020.

The current year performance reflects increased revenue contribution from time and materials programs, which generally yield stronger returns than cost reimbursable contracts, and lower general and administrative ("G&A") expenses, partially offset by higher depreciation and amortization.

Interest expense in the quarter increased to $0.9 million, versus $0.8 million for the three months ended June 30, 2020, due to higher outstanding debt levels, reflecting the acquisition of IBA. Income before taxes was $4.0 million for the quarter versus $3.0 million in fiscal 2020, representing 6.5% and 5.8% of revenue, respectively, for each period.

For the three months ended June 30, 2021 and 2020, respectively, DLH recorded a $1.2 million and $0.9 million provision for tax expense. The Company reported net income of approximately $2.9 million, or $0.21 per diluted share, for the third quarter of fiscal 2021 versus $2.1 million, or $0.16 per diluted share, for the third quarter of fiscal 2020. As a percent of revenue, net income was 4.7% for the third quarter of fiscal 2021 versus 4.1% for the prior year period.

On a non-GAAP basis, EBITDA for the three months ended June 30, 2021 was approximately $7.0 million versus $5.5 million in the prior-year period, or 11.3% and 10.7% of revenue, respectively.
Key Financial Indicators
Fiscal year to date, DLH has generated $15.4 million in operating cash, and has paid down $16.2 million of its secured loan facility. We have satisfied mandatory principal amortization on the loan facility until March 31, 2023. The Company anticipates strong operating cash flow for the remainder of the fiscal year and intends to continue using cash to make debt prepayments when possible.

As of June 30, 2021, the Company had cash and cash equivalents of $0.7 million and debt outstanding under its credit facility of $53.8 million, versus cash of $1.4 million and debt outstanding of $70.0 million as of September 30, 2020.

At June 30, 2021, total backlog was approximately $566.2 million, including funded backlog of approximately $76.4 million, and unfunded backlog of $489.8 million.
Conference Call and Webcast Details
DLH management will discuss third quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time Thursday, August 5, 2021. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10149431.

About DLH

DLH delivers improved health and readiness solutions for federal programs through research, development, and innovative care processes. The Company’s experts in public health, performance evaluation, and health operations solve the complex problems faced by civilian and military customers alike, leveraging digital transformation, artificial intelligence, advanced analytics, cloud-based applications, telehealth systems, and more. With over 2,200 employees dedicated to the idea that “Your Mission is Our Passion,” DLH brings a unique combination of government sector experience, proven methodology, and unwavering commitment to public health to improve the lives of millions. For more information, visit www.DLHcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and its impact on the economy and demand for our services, are uncertain, cannot be predicted, and may precipitate or exacerbate other risks and uncertainties; the risk that we will not realize the anticipated benefits of our recent or any future acquisition; the challenges of managing larger and more widespread operations resulting from our recent acquisition; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid and award protests, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations our recent acquisition and of any future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$61,555	$51,459	$180,913	$158,495
Cost of Operations:
Contract costs	48,365	39,615	143,092	123,895
General and administrative costs	6,237	6,323	18,522	18,497
Depreciation and amortization	2,014	1,721	6,105	5,340
Total operating costs	56,616	47,659	167,719	147,732
Income from operations	4,939	3,800	13,194	10,763
Interest expense, net	893	813	2,977	2,659
Income before income taxes	4,046	2,987	10,217	8,104
Income tax expense	1,166	863	2,956	2,352
Net income	$2,880	$2,124	$7,261	$5,752

Net income per share - basic	$0.23	$0.17	$0.58	$0.47
Net income per share - diluted	$0.21	$0.16	$0.54	$0.44
Weighted average common shares outstanding
Basic	12,545	12,354	12,529	12,246
Diluted	13,655	13,228	13,568	13,050

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	June 30, 2021	September 30, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$739	$1,357
Accounts receivable	36,409	32,541
Other current assets	3,632	3,499
Total current assets	40,780	37,397
Equipment and improvements, net	2,226	3,339
Operating lease right-of-use assets	20,481	22,427
Deferred taxes, net	—	37
Goodwill	65,643	67,144
Intangible assets, net	49,115	52,612
Other long-term assets	506	606
Total assets	$178,751	$183,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current, net of deferred financing costs	$—	$6,727
Operating lease liabilities - current	2,186	2,045
Accrued payroll	10,208	10,611
Accounts payable, accrued expenses, and other current liabilities	32,630	28,578
Total current liabilities	45,024	47,961
Long-term liabilities:
Debt obligations - long term, net of deferred financing costs	51,537	60,544
Operating lease liabilities - long-term	19,944	21,620
Total long-term liabilities	71,481	82,164
Total liabilities	116,505	130,125
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,545 and 12,404 at June 30, 2021 and September 30, 2020, respectively	13	12
Additional paid-in capital	87,415	85,868
Accumulated deficit	(25,182)	(32,443)
Total shareholders’ equity	62,246	53,437
Total liabilities and shareholders' equity	$178,751	$183,562

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended
	June 30,
	2021	2020
	(unaudited)
Operating activities
Net income	$7,261	$5,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,105	5,340
Amortization of deferred financing costs	610	551
Stock based compensation expense	1,317	566
Deferred taxes, net	2,177	1,987
Gain from lease modification	—	(121)
Changes in operating assets and liabilities
Accounts receivable	(3,868)	(6,409)
Other current assets	(133)	(1,941)
Accrued payroll	(403)	636
Accounts payable, accrued expenses, and other current liabilities	1,912	3,620
Other long-term assets/liabilities	410	726
Net cash provided by operating activities	15,388	10,707

Investing activities
Business acquisition adjustment, net of cash acquired	59	—
Purchase of equipment and improvements	(53)	(152)
Net cash provided by (used in) investing activities	6	(152)
Financing activities
Repayment of secured term loan	(16,200)	(11,500)
Payment of deferred financing costs	(43)	(3)
Repurchased shares of common stock	—	(211)
Proceeds from issuance of common stock upon exercise of options	231	27
Net cash used in financing activities	(16,012)	(11,687)

Net change in cash and cash equivalents	(618)	(1,132)
Cash and cash equivalents at beginning of year	1,357	1,790
Cash and cash equivalents at end of year	$739	$658

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$2,321	$2207
Cash paid during the period for income taxes	$396	$432
Supplemental disclosures of non-cash activity
Non-cash cancellation of common stock	$—	$211

Revenue Metrics

	Nine Months Ended
	June 30,	June 30,
	2021	2020
Market Mix:
Defense/VA	58%	48%
Human Services and Solutions	15%	20%
Public Health/Life Sciences	27%	32%

Contract Mix:
Time and Materials	76%	70%
Cost Reimbursable	20%	28%
Firm Fixed Price	4%	2%

Prime vs Sub:
Prime	88%	93%
Subcontractor	12%	7%

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of performance. We define EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
(Amounts in Thousands)	2021	2020	Change	2021	2020	Change
Net income	$2,880	$2,124	$756	$7,261	$5,752	$1,509
(i) Interest expense, net	893	813	80	2,977	2,659	318
(ii) Provision for taxes	1,166	863	303	2,956	2,352	604
(iii) Depreciation and amortization	2,014	1,721	293	6,105	5,340	765
EBITDA	$6,953	$5,521	$1,432	$19,299	$16,103	$3,196

Net income as a % of revenue	4.7%	3.7%	1.0%	4.0%	3.6%	0.4%
EBITDA as a % of revenue	11.3%	10.7%	0.6%	10.7%	10.2%	0.5%
Revenue	$61,555	$51,459	$10,096	$180,913	$158,495	$22,418